Exhibit 99.1

Bank of the James Announces First Quarter of 2025

Financial Results

Strong Liquidity,  High Asset Quality

LYNCHBURG, VA, April 30, 2025 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank, and Pettyjohn, Wood & White, Inc. (“PWW”), an SEC-registered investment advisor, today announced unaudited results of operations for the three month period ended March 31, 2025. The Bank serves Region 2000 (the greater Lynchburg MSA) and the Blacksburg, Buchanan, Charlottesville, Harrisonburg, Lexington, Nellysford, Roanoke, and Wytheville, Virginia markets.

Net income for the three months ended March 31, 2025 was $842,000 or $0.19 per basic and diluted share compared with $2.19 million or $0.48 per basic and diluted share for the three months ended March 31, 2024.

Robert R. Chapman III, CEO of the Bank, commented: “Our focus during the past several years on managing interest expense in a significantly higher rate environment was reflected in the first quarter’s lower year-over-year interest expense. Appropriate adjustments to loan rates and optimizing the performance of the Bank’s investments continued to generate steady interest income growth. As a result, net interest margin and interest spread continued to trend positively. Strong, quality earnings over the years have supported our ability to build and maintain a strong cash position and exceptional liquidity.

“The Company’s core operations for first quarter of 2025 produced solid earnings.  However, our earnings were negatively impacted by a non-recurring expense paid to a consultant that we used to successfully negotiate a contract with our core service provider.  We anticipate that this contract will result in significant long-term cost savings.

“We anticipate that the holding company’s cash position will allow it to pay off approximately $10 million of capital notes as they mature in June, without the need to raise new capital. Eliminating this debt-related interest expense will reduce our interest expense by approximately $327,000 annually and will help reduce our overall interest-bearing liabilities rate. The Company and Bank will continue to maintain sound capital positions.

“Operationally, the first quarter of 2025 was highlighted by steady growth of commercial real estate loans, with stable income contributions from a balanced portfolio of commercial, residential mortgage, construction, and consumer loans. Fee income contributions from commercial treasury services, credit and debit card processing, and PWW’s wealth management activities have continued to generate complementary noninterest income.

“We continue to emphasize relationship banking with commercial and retail clients, providing the broad range of capabilities and expertise that position Bank of the James as the go-to source for financial services. We offer stability and security in a period of significant economic uncertainty.

“The Company is building value for shareholders, as evidenced by growth in stockholders’ equity, retained earnings, and a higher book value per share in the first quarter. We remain focused on efficient operations, maintaining superior asset quality, and sustainable growth.”

President Mike Syrek commented on expansion and growth opportunities, noting, “We are very excited to announce the addition of two accomplished commercial relationship managers, Brandon Caldwell and Kevin Flint. Both bring considerable experience in the commercial lending space and will further strengthen and grow our regional markets. Caldwell comes to Bank of the James from the USDA, having served there after an extended stint as the senior lending officer at Highlands Community Bank. Caldwell has experience at both small and large-sized institutions, and along with his experience with the USDA, we believe his experience will help us expand our reach in multiple markets. Flint comes to Bank of the James with a dual background in credit and investments. Flint spent most of his career with Truist and its predecessors, managing high-profile commercial clients within the markets we serve. Kevin also is a Certified Financial Planner and has spent the last few years working as a CFP. Flint’s dual roles will help further the growth in our Harrisonburg market as well as beyond.

“These additions help strengthen an already high-performing commercial team and illustrate our focus on growth and obtaining additional market share in the regions that we serve. We are delighted to have both men as part of the Bank of the James family.”

First Quarter of 2025 Highlights

•

Net income and earnings per share (EPS) in the first quarter of 2025 were impacted by higher noninterest expense, primarily reflecting a one-time approximately $1 million expense related to the negotiation of a contract with our banking core provider. Over the 65-month term of this contract, the Company anticipates realizing up to $5 million in savings as compared to our previous contract.

•

Total interest income rose 6.90% to $11.23 million in the first quarter of 2025 compared with $10.51 million a year earlier. The growth primarily reflected higher yields on loans, commercial real estate (CRE) growth, and the addition of higher-rate residential mortgages. The average yield earned on loans, including fees, increased to 5.56% compared with 5.28% a year earlier.

•

Net interest income after provision for credit losses increased to $7.58 million in the first quarter of 2025 compared with net interest income after recovery of credit losses of $7.50 million a year earlier for the full year of 2024. Interest expense in the first quarter declined from the previous year’s first quarter due to a decrease in the average rate paid on interest bearing liabilities,

•

Net interest margin in the first quarter of 2025 improved to 3.25%, reflecting a steady upward quarterly trend from 3.02% in the first quarter of 2024. Interest spread in the first quarter rose to 2.95% from 2.73% in the prior year’s first quarter.

•

Total noninterest income of $3.28 million in the first quarter of 2025 was stable compared with a year earlier, primarily reflecting continuing strong contributions from commercial treasury services, residential mortgage origination fee income, and wealth management fee income from PWW, which generated $0.09 earnings per share in the first quarter.

•	Loans, net of the allowance for credit losses, increased to $642.39 million at March 31, 2025 from $636.55 million at December 31, 2024 and $601.12 million a year earlier.

•

Commercial real estate loans (owner occupied and non-owner occupied) led lending activity, increasing to $359.76 million from $335.53 million at December 31, 2024 and from $305.52 million a year earlier.

•

Measures of asset quality remained strong, highlighted by a ratio of nonperforming loans to total loans of 0.28% at March 31, 2025, low levels of nonperforming loans, and zero other real estate owned (OREO).

•	Total assets grew 3% to $1.01 billion at March 31, 2025 from $979.24 million at December 31, 2024. Total assets increased by $26.84 million from March 31, 2024.
•

Total deposits were $911.68 million at March 31, 2025, up from $882.40 million at December 31, 2024, reflecting growth in core deposits (noninterest bearing demand deposits, NOW, money market and savings).

•

Shareholder value measures included growth in stockholders’ equity to $68.35 million at March 31, 2025 from $64.87 million at December 31, 2024, higher retained earnings, and a book value per share of $15.04, up from $14.28 at December 31, 2024.

•	On April 15, 2025, the Company’s board of directors approved a quarterly dividend of $0.10 per common share to stockholders of record as of June 6, 2025, to be paid on June 20, 2025.

First Quarter of 2025 Operational Review

The Company retained a consultant to assist it in negotiating an amendment to and extension of the contract with its provider of its core banking platform— the platform we use for processing transactions, maintaining customer accounts, and supporting other critical banking functions. As previously noted, first quarter 2025 net income and earnings per share reflected the expense associated with this engagement. The Company anticipates that the new contract with our core provider, which was effective April 1, 2025, will generate significant savings over the 65-month term of the contract.

Net interest income after provision for credit losses for the first quarter of 2025 was $7.58 million compared to net interest income after recovery of credit losses of $7.50 million a year earlier. The provision for credit losses in the first quarter of 2025 was $137,000.

Total interest income was $11.23 million in the first quarter of 2025 compared with $10.51 million a year earlier. The year-over-year increases primarily reflected upward rate adjustments to variable rate commercial loans and new loans reflecting the prevailing rate environment.

Investment portfolio management and appropriate rate increases on loans continued to contribute to year-over-year growth in yields on total earning assets, which were 4.73% in the first quarter of 2025 compared with 4.60% a year earlier.

Total interest expense in the first quarter of 2025 was $3.52 million compared with $3.56 million a year earlier, primarily reflecting a stabilizing interest rate environment and the Bank’s management of rates paid on interest-bearing deposits, including time deposits.

A stabilizing interest rate environment and the Company’s upward adjustments to floating rate commercial loans and rates on originated and retained residential mortgages contributed to gradual margin pressure relief during the past several quarters. In the first quarter of 2025, the net interest margin was 3.25% compared with 3.02% a year earlier, while interest spread was 2.95% for the quarter compared with 2.73% a year earlier.

Noninterest income in the first quarter of 2025 was $3.28 million compared with $3.31 million in the first quarter of 2024. The predominant amount of noninterest income in the first quarter of 2025 was generated by fees from debit card activity, commercial treasury services, gains on sale of loans held for sale, and wealth management fees generated by PWW.  This slight decrease was due to a decrease in revenue from our mortgage division.

Noninterest expense in the first quarter of 2025 was $9.83 million compared with $8.09 million a year earlier. The year-over-year increase primarily reflected the previously mentioned contract negotiation fee and higher salaries and employee benefits.

Balance Sheet: Strong Cash Position, High Asset Quality

Total assets were $1.01 billion at March 31, 2025 compared with $979.24 million at December 31, 2024. The increase was due primarily to increases in cash and cash equivalents, securities available for sale, and loans.

Loans, net of allowance for credit losses, were $642.39 million at March 31, 2025 compared with $636.55 at December 31, 2024, reflecting growth of commercial real estate loans.

Commercial real estate loans (owner-occupied and non-owner occupied, excluding construction loans) totaled $359.76 million at March 31, 2025 compared with $335.53 million at December 31, 2024, reflecting new loans and moderate loan payoffs. Of this amount in the first quarter of 2025, commercial real estate (non-owner occupied) was $205.13 million and commercial real estate (owner occupied) was $154.63 million. The Bank closely monitors concentrations in these segments and has no commercial real estate loans secured by large office buildings in large metropolitan city centers.

Commercial construction/land loans were $11.54 million, declining from prior levels as projects concluded. Residential construction/land loans at March 31, 2025 were $26.36 million compared with $26.15 million at December 31, 2024. Commercial and industrial loans were $59.98 million at March 31, 2025 compared to $66.42 million at December 31, 2024.

Residential mortgage loans that the Company intends to keep on the balance sheet totaled $111.65 million at March 31, 2025, essentially unchanged from December 31, 2024, and from a year earlier. Growth of these retained mortgages has been minimal, as the Bank has continued to focus on selling the majority of originated mortgage loans to the secondary market. Consumer loans (open-end and closed-end) totaled $80.12 million, compared with $78.31 million at December 31, 2024.

Ongoing high asset quality continues to have a positive impact on the Company’s financial performance. The ratio of nonperforming loans to total loans at March 31, 2025 was 0.28% compared with 0.25% at December 31, 2024. The allowance for credit losses on loans to total loans was 1.08% at March 31, 2025 compared with 1.09% at December 31, 2024. Total nonperforming loans were $1.80 million at March 31, 2025 compared with $1.64 million at December 31, 2024. As a result of having no OREO, total nonperforming assets were the same as total nonperforming loans.

Total deposits were $911.68 million at March 31, 2025 compared with $882.40 million at December 31, 2024. Core deposits (noninterest bearing demand deposits, NOW, money market and savings) were $698.92 million compared with $651.90 million at December 31, 2024. Time deposits declined during the period. At March 31, 2025, the Bank had no brokered deposits.

Key measures of shareholder value were positive. Stockholders’ equity was $68.35 million at March 31, 2025, up from $64.87 million at December 31, 2024. Retained earnings increased to $43.19 million at March 31, 2025 from $42.80 million at December 31, 2024. Book value per share rose to $15.04 at March 31, 2025 from $14.28 at December 31, 2024, and continued to reflect quarterly fluctuations in required fair market valuations of the Company’s available-for-sale investment portfolio.

Interest rate fluctuations result in adjustments to the fair value in the Company’s available-for-sale securities portfolio (known as “mark-to-market”), which are reflected in accumulated other comprehensive loss. These mark-to-market losses are excluded when calculating the Bank’s regulatory capital ratios. The available-for-sale securities portfolio is composed primarily of securities with explicit or implicit government guarantees, including U.S. Treasuries and U.S. agency obligations, and other highly rated debt instruments. The Company does not expect to realize the unrealized losses, as it has the intent and ability to hold the securities until their recovery, which may be at maturity. Management continues to diligently monitor the creditworthiness of the issuers of the debt instruments within its securities portfolio.

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The Bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Buchanan, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Nellysford, Roanoke, Rustburg, and Wytheville. The Bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The Bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. The Company provides investment advisory services through its wholly-owned subsidiary, Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, changes in the value of real estate securing loans made by the Bank, as well as geopolitical conditions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

FINANCIAL RESULTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
Assets	3/31/2025	12/31/2024

Cash and due from banks	$25,760	$23,287
Federal funds sold	69,206	50,022
Total cash and cash equivalents	94,966	73,309

Securities held-to-maturity (fair value of $3,237 in 2025 and $3,170 in 2024)	3,602	3,606
Securities available-for-sale, at fair value	192,780	187,916
Restricted stock, at cost	1,821	1,821
Loans, net of allowance for credit losses of $7,022 in 2025 and $7,044 in 2024	642,388	636,552
Loans held for sale	4,739	3,616
Premises and equipment, net	19,257	18,959
Interest receivable	2,970	3,065
Cash value - bank owned life insurance	23,094	22,907
Customer relationship Intangible	6,585	6,725
Goodwill	2,054	2,054
Deferred tax asset	8,113	8,936
Other assets	9,357	9,778
Total assets	$1,011,726	$979,244

Liabilities and Stockholders' Equity

Deposits
Noninterest bearing demand	$138,619	$129,692
NOW, money market and savings	560,300	522,208
Time deposits	212,764	230,504
Total deposits	911,683	882,404

Capital notes, net	10,049	10,048
Other borrowings	9,146	9,300
Deferred tax liability	294	-
Income taxes payable	-	86
Interest payable	688	722
Other liabilities	11,518	11,819
Total liabilities	$943,378	$914,379

Stockholders' equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,543,338 as of March 31, 2025 and December 31, 2024	9,723	9,723
Additional paid-in-capital	35,253	35,253
Accumulated other comprehensive (loss)	(19,819)	(22,915)
Retained earnings	43,191	42,804
Total stockholders' equity	$68,348	$64,865

Total liabilities and stockholders' equity	$1,011,726	$979,244

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(dollar amounts in thousands, except per share amounts) (unaudited)

	For the Three Months Ended
	March 31,
Interest Income	2025	2024
Loans	$8,906	$8,024
Securities
US Government and agency obligations	454	338
Mortgage backed securities	387	809
Municipals - taxable	311	286
Municipals - tax exempt	18	18
Dividends	13	12
Corporates	135	135
Interest bearing deposits	123	133
Federal Funds sold	887	754
Total interest income	11,234	10,509

Interest Expense
Deposits
NOW, money market savings	1,248	1,275
Time deposits	2,079	2,090
Finance leases	17	20
Other borrowings	89	92
Capital notes	82	82
Total interest expense	3,515	3,559

Net interest income	7,719	6,950

Provision for (recovery of) credit losses	137	(553)

Net interest income after provision for (recovery of) credit losses	7,582	7,503

Noninterest income
Gain on sales of loans held for sale	837	927
Service charges, fees and commissions	981	953
Wealth management fees	1,255	1,163
Life insurance income	188	159
Other	22	105

Total noninterest income	3,283	3,307

Noninterest expenses
Salaries and employee benefits	4,777	4,445
Occupancy	570	493
Equipment	670	607
Supplies	142	145
Professional and other outside expense	1,715	801
Data processing	820	751
Marketing	198	30
Credit expense	186	188
FDIC insurance expense	142	109
Amortization of intangibles	140	140
Other	466	379
Total noninterest expenses	9,826	8,088

Income before income taxes	1,039	2,722

Income tax expense	197	535

Net Income	$842	$2,187

Weighted average shares outstanding - basic and diluted	4,543,338	4,543,338

Earnings per common share - basic and diluted	$0.19	$0.48

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

Unaudited

Selected Data:	Three months ending Mar 31, 2025	Three months ending Mar 31, 2024	Change

Interest income	$11,234	$10,509	6.90%
Interest expense	3,515	3,559	-1.24%
Net interest income	7,719	6,950	11.06%
Provision for (recovery of) credit losses	137	(553)	-124.77%
Noninterest income	3,283	3,307	-0.73%
Noninterest expense	9,826	8,088	21.49%
Income taxes	197	535	-63.18%
Net income	842	2,187	-61.50%
Weighted average shares outstanding - basic	4,543,338	4,543,338	-
Weighted average shares outstanding - diluted	4,543,338	4,543,338	-
Basic net income per share	$0.19	$0.48	$(0.29)
Fully diluted net income per share	$0.19	$0.48	$(0.29)

Balance Sheet at period end:	Mar 31, 2025	Dec 31, 2024	Change	Mar 31, 2024	Dec 31, 2023	Change
Loans, net	$642,388	$636,552	0.92%	$601,115	$601,921	-0.13%
Loans held for sale	4,739	3,616	31.06%	4,640	1,258	268.84%
Total securities	196,382	191,522	2.54%	218,440	220,132	-0.77%
Total deposits	911,683	882,404	3.32%	893,494	878,459	1.71%
Stockholders' equity	68,348	64,865	5.37%	60,437	60,039	0.66%
Total assets	1,011,726	979,244	3.32%	984,891	969,371	1.60%
Shares outstanding	4,543,338	4,543,338	-	4,543,338	4,543,338	-
Book value per share	$15.04	$14.28	$0.76	$13.30	$13.21	$0.09

Daily averages:	Three months ending Mar 31, 2025	Three months ending Mar 31, 2024	Change

Loans	$646,788	$608,172	6.35%
Loans held for sale	2,391	2,481	-3.63%
Total securities (book value)	219,550	248,748	-11.74%
Total deposits	922,207	884,555	4.26%
Stockholders' equity	64,778	59,891	8.16%
Interest earning assets	963,688	926,354	4.03%
Interest bearing liabilities	800,249	765,728	4.51%
Total assets	1,021,766	978,867	4.38%

Financial Ratios:	Three months ending Mar 31, 2025	Three months ending Mar 31, 2024	Change

Return on average assets	0.33%	0.90%	(0.57)
Return on average equity	5.27%	14.69%	(9.42)
Net interest margin	3.25%	3.02%	0.23
Efficiency ratio	89.31%	78.85%	10.46
Average equity to average assets	6.34%	6.12%	0.22

Allowance for credit losses:	Three months ending Mar 31, 2025	Three months ending Mar 31, 2024	Change

Beginning balance	$7,044	$7,412	-4.96%
Retained earnings adjustment related to impact of adoption of ASU 2016-13	-	-	N/A
Provision for (recovery of) credit losses*	29	(501)	-105.79%
Charge-offs	(63)	(65)	-3.08%
Recoveries	12	74	-83.78%
Ending balance	7,022	6,920	1.47%

* does not include provision for or recovery of unfunded loan commitment liability

Nonperforming assets:	Mar 31, 2025	Dec 31, 2024	Change	Mar 31, 2024	Dec 31, 2023	Change
Total nonperforming loans	$1,799	$1,640	9.70%	$558	$391	42.71%
Other real estate owned	-	-	N/A	-	-	N/A
Total nonperforming assets	1,799	1,640	9.70%	558	391	42.71%

Asset quality ratios:	Mar 31, 2025	Dec 31, 2024	Change	Mar 31, 2024	Dec 31, 2023	Change
Nonperforming loans to total loans	0.28%	0.25%	0.02	0.09%	0.06%	0.03
Allowance for credit losses for loans to total loans	1.08%	1.09%	(0.01)	1.14%	1.22%	(0.08)
Allowance for credit losses for loans to nonperforming loans	390.33%	429.51%	(39.18)	1240.14%	1895.65%	(655.51)